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                                                                    Exhibit 21.1

             List of the Subsidiaries of Pacer International, Inc.


 .  Pacer Logistics, Inc.
 .  Cross Con Transport, Inc.
 .  Cross Con Terminals, Inc.
 .  Pacer International Rail Services LLC
 .  Pacer International Consulting LLC
 .  Pacer Rail Services LLC
 .  Pacer Motor Transport Company
 .  Pacer Express, Inc.
 .  Pacer Integrated Logistics, Inc.
 .  PLM Acquisition Corporation
 .  Manufacturers Consolidation Service, Inc.
 .  Levcon, Inc.
 .  Manufacturers Consolidation Service of Canada, Inc.
 .  Interstate Consolidation Service, Inc.
 .  Interstate Consolidation Inc.
 .  Intermodal Container Service, Inc.
 .  Keystone Terminals Acquisition Corp.